Exhibit 10.2

Secured Promissory Note

Date:	November 4th, 2015
Borrower:	Rockdale Resources Corporation, a Colorado corporation,
Borrower’s Mailing Address:	Rockdale Resources Corporation 710 N. Post Oak Rd., Suite 512 Houston, TX 78024
Lender:	Blue Sky NM, Inc.
Place for Payment:	320 Gold Avenue SW, Suite 1000 Albuquerque, NM 87102
Principal Amount:	One Hundred Forty Six Thousand, Eight Hundred Seventy Five U.S. Dollars (US$ 146,875)
Annual Interest Rate prior to Maturity:	0%
Maturity Date:	31 December, 2015
One Time Extension
The Lender grants the Borrower a one-time extension for 90 days from the Maturity Date. In return, the Borrower will immediately issue in the name of the Lender 500,000 paid up, unregistered shares of Rockdale Resources Corporation, symbol BBLS.

Annual Interest Rate on Matured, Unpaid Amounts:	Ten Percent (10%) per annum
Terms of Payment (principal and interest):	The Principal Amount shall be paid in cash free of bank charges on the Maturity Date
Security for Payment:	Security interest in 1,000,000 fully paid and non-assessable common shares of Rockdale Resources Corporation, a company incorporated under Colorado Law.

Promise to Pay

Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate. This note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity Date. If any amount is not paid either when due under the Terms of Payment or on acceleration of maturity, Borrower promises to pay any unpaid amount plus interest from the date the payment was due to the date of payment at the Annual Interest Rate on Matured, Unpaid Amounts.

Defaults and Remedies

If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due.

Waivers

Borrower waives, to the extent permitted by law, all (1) demand for payment, (2) presentation for payment, (3) notice of intention to accelerate maturity, (4) notice of acceleration of maturity, (5) protest, and (6) notice of protest.

Attorney’s Fees

Borrower also promises to pay reasonable attorney’s fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

Usury Savings

Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

Other Clauses

The Principal Amount may be paid, in whole or in part, prior to the Maturity Date, without penalty or Annual Interest.

When the context requires, singular nouns and pronouns include the plural.

This note shall be governed by and construed in accordance with the laws of the State of Texas, excluding its choice of law rules that would refer to another jurisdiction.

Rockdale Resources Corporation

/s/ Leo Womack
By:           Leo Womack
Title:        Chairman